Exhibit 99.1

California Pizza Kitchen Appoints Sue Collyns Chief Operating Officer and Executive Vice President

LOS ANGELES--(BUSINESS WIRE)--January 5, 2009--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today announced that Sue Collyns has been appointed Chief Operating Officer and Executive Vice President. Ms. Collyns will maintain her position as the Company’s Chief Financial Officer.

Ms. Collyns’ 23-year record of success includes seven years in the restaurant industry with California Pizza Kitchen. Her broad experience across several industries has included roles with such leading brands as Sony, Pepsi, GlaxoSmithKline and PriceWaterhouseCoopers. Her previous positions have included Vice President of Finance and Operations, Controller and head of Strategic Planning.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "Sue possesses strong leadership abilities and her insights and direction have been integral to CPK’s success. Her appointment to the newly created position of Chief Operating Officer reflects her ability to assume increasing levels of responsibility and complements her role as Chief Financial Officer. Sue is an extremely talented and focused executive who has developed expertise in all facets of our business. We are confident that she is well suited to lead our organization in this capacity.”

In addition, Todd Slayton, who serves as Senior Vice President, Corporate Finance and Controller, has assumed the additional title of Chief Accounting Officer from Ms. Collyns.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain's 252 restaurants, 204 are company-owned and 48 operate under franchise or license agreements. There are currently 26 restaurants located internationally in China, Japan, Philippines, Malaysia, Singapore, Mexico, South Korea and Indonesia. There are 26 CPK ASAP locations, 9 of which are company-owned and 17 are franchised. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues including Dodgers Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in the company's portfolio of concepts is LA Food Show Grill & Bar, which has one location in Manhattan Beach, California and a second location in Beverly Hills, California. The company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas. Children who dine at California Pizza Kitchen choose from an extensive menu, recently named "The Best Kids Menu in America" by Restaurant Hospitality Magazine. For more details, visit www.cpk.com.

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000